Exhibit 10.40

PHANTOM STOCK AWARD FOR DIRECTORS

Dear                 :

Grant. I am pleased to inform you that the Compensation Committee (the “Committee”) of the Board of Directors of BJ Services Company (the “Company”) has granted to you              shares of Phantom Stock pursuant to the BJ Services Company              Incentive Plan (the “Plan”). Except as otherwise provided in this Agreement, the terms defined in the Plan are used in this Agreement with the same meaning.

Each share of Phantom Stock represents the right to receive one share of the Company’s Common Stock, at the end of the deferral period specified below. The shares of Phantom Stock hereby granted to you are subject to vesting as described below.

No Rights as a Shareholder. Until actual shares of the Company’s Common Stock are issued to you, you will not possess any rights of a stockholder of the Company with respect to the Phantom Stock, including, but not limited to, the right to vote shares or receive dividends.

Deferral Period. Subject to the vesting restrictions and provisions described below, one-third (1/3) of your Phantom Stock shares will mature and become payable to you as of             , 20    . An additional one-third (1/3) will be payable on             , 20     and the remaining (1/3) will be payable on             , 20    . However, all deferral periods shall end and payment for the Phantom Stock will be immediately due and payable to you in the event of a Change of Control (as defined in Appendix A hereto). Payment in shares will be made to you on the first business day following the end of the applicable deferral period (or in the event of a Change of Control, on the first business day following the occurrence of the Change of Control), and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

Vesting. In the event that your service on the Board is terminated for any reason other than death, Disability or Retirement prior to the end of the applicable deferral period all Phantom Stock not yet then payable will be forfeited. If your service on the Board is terminated due to death, Disability or Retirement, your Phantom Stock award will not be forfeited, but will mature at the end of the applicable deferral period (or, if earlier, upon a Change of Control) and will become payable on the first business day following the end of the applicable deferral period (or, if earlier, the first business day following the date of the Change of Control), and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date. In the event of your death, your Phantom Stock award will be paid to the representative of your estate.

Transferability. This award of Phantom Stock is not transferable by you and may not be pledged, assigned or encumbered by you in any manner. However, in the event of your death, your Phantom Stock award may be transferred by your will or by the laws of descent and distribution, and your beneficiary will receive the Phantom Stock subject to the same restrictions that are applicable to you.

Adjustment of Awards. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, re-capitalization, merger, consolidation, combination, or similar event, the terms of the Phantom Stock will be adjusted by the Committee to reflect the change.

Withholding and Issuance of Shares. Notwithstanding anything in the Plan or this award to the contrary, the Company will not be required to issue shares of Common Stock to you unless and until arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect to your Phantom Stock.

Amendment. The Committee may amend this award and may waive, amend, or accelerate any requirement or condition to the payment of the award, but may not amend the award in a manner that would adversely affect your rights without your consent.

Awards Subject to Plan Terms. The terms of this Phantom Stock award are intended to be consistent with and subject to the terms of the Plan and shall be construed accordingly. In the event of a conflict, the terms of the Plan shall control. By signing below, you agree that this award is governed by the terms of the Plan.

This grant shall be void and of no effect unless you execute and return this Agreement within ninety (90) days of the above date. Please sign and date both copies of this document and return one copy to Mia K. Mullins in the Legal Department. The other copy is for your records.

Very truly yours,

J.W. Stewart
Chairman, President and
Chief Executive Officer

Date: , 2008

Appendix A – Definitions

1.	Acting as a Group: “Acting as a group” within the meaning of Treasury regulation section 1.409A-3(i)(5)(v)(B), (vi)(D), or (vii)(C), as applicable.

2.	As soon as administratively practicable: For purposes of payment of your Phantom Stock, a date of distribution that is as soon as administratively practicable as determined by the Committee following the date of payment specified under this Agreement, but in no event later than the later of (a) the 15th day of the third calendar month following the specified payment date or (b) December 31st of the calendar year in which the specified payment date occurs. In no event will you (or, in the event of your death, your beneficiary or the representative of your estate) be permitted to designate the taxable year of the payment.

3.	Change of Control: The occurrence of any one of the following events:

(a)	Any one person, or more than one person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group does not cause a Change of Control within the meaning of this Section 3(a); and provided, further, that an increase in the percentage of stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 3(a); and provided, further, that this Section 3(a) applies to cause a Change of Control only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; and provided, further, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of Section 3(b) below, the acquisition of additional stock by the same person or group will not cause a Change of Control within the meaning of this Section 3(a); or

(b)	Either:

(i)

Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; provided, however, that if one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or

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group will not cause a Change of Control within the meaning of this Section 3(b); and provided, further, that, if any person, or more than one person Acting as a Group is considered to have met the control requirements of this Section 3(b), the acquisition of additional stock by the same person or group will not cause a Change of Control within the meaning of this Section 3(b); or

(ii)	A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(c)	Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total “gross fair market value” equal to all or substantially of the total “gross fair market value” of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that there is no Change of Control under this Section 3(c) where there is a Transfer to a Related Person. For purposes of this Section 3(c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 3, section 318(a) of the Code applies to determine stock ownership. The definition of Change of Control under this Section 3 is intended to comply with the applicable definitions and requirements of section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5) that correspond to the change of control events described above and shall be interpreted consistently therewith.

4.	Transfer to a Related Person: A transfer of assets by the Company where the assets are transferred to a transferee who is, determined immediately after the transfer of assets except where otherwise specified, either:

(a)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(c)	A person, or one or more persons Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(d)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Paragraph (c) of this Section 4.

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